Exhibit 99.1

Forest Oil Announces Significant Wolfbone Oil Expansion in the Permian Basin

DENVER--(BUSINESS WIRE)--February 16, 2012--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced its acreage position of 68,500 gross acres (63,000 net) prospective for the Wolfbone oil play in Pecos and Reeves Counties, Texas. The Wolfbone acreage increases Forest’s total Permian Basin acreage position, inclusive of Forest’s Wolfcamp Shale acreage position in Crockett County, Texas, of 57,500 gross acres (51,500 net), to 126,000 gross acres (114,500 net), providing a significant, concentrated, geographic footprint in the Delaware and Midland Basins.

Total consideration paid for the acreage, acquired through a series of transactions, included an aggregate of $66 million of cash and approximately 2.7 million shares of Forest Oil’s common stock. The common stock was not registered and was issued pursuant to one or more registration exemptions under the Securities Act of 1933 and applicable state laws.

H. Craig Clark, President and CEO, stated, “The addition of the Wolfbone acreage brings our total Permian Basin position to over 100,000 net acres and achieves our goal of developing an acreage base with significant size and scale that provides exposure to numerous oil objectives, with both vertical and horizontal drilling opportunities. The acreage is concentrated in large, contiguous positions in both the Delaware and Midland Basins. We plan to further test the Wolfcamp Shale and commence testing the Wolfbone in the first half of 2012, after which we will assess the future pace of drilling rig activity in each of the plays. We are excited about the Permian Basin and the oil drilling opportunities that come with it.”

Wolfbone Play (Delaware Basin)

Forest’s Delaware Basin acreage position is primarily prospective for the Wolfbone interval, including the Third Bone Springs and Upper Wolfcamp formation, but the acreage also has potential in the Delaware Sands, the Upper Bone Spring Sands, and the Avalon Shale (additional objectives have not been included in Forest’s economic evaluation of the acreage). The accumulation of 68,500 gross acres (63,000 net) ranks Forest as the one of the largest acreage holders in the Wolfbone play in Pecos and Reeves Counties. The Wolfbone acreage position contains primary lease terms of three to five years. Forest initially intends to develop its Wolfbone acreage position through vertical delineation drilling and commingling a number of the stacked pay zones present in the basin. Once the properties are delineated, Forest may transition to horizontal completions to optimize development of the play.

Forest intends to initiate a one-rig drilling program to test the Wolfbone formation at the end of the first quarter in 2012. The drilling in both the Wolfbone and Wolfcamp Shale plays as contemplated herein, was included in Forest’s previously announced capital budget for 2012.

Wolfcamp Shale (Midland Basin)

Forest’s 57,500 gross acreage (51,500 net) position in Crockett County, Texas, is prospective for the Wolfcamp Shale oil play in addition to other conventional targets. Forest is continuing to conduct necessary data acquisition, including extensive coring of vertical pilot wells and employing micro-seismic technology to identify the most effective way to complete the horizontal wells. Forest’s leasehold position has over two years remaining in the primary term and can be maintained thereafter by drilling four wells per year to maintain all leasehold. Forest intends to focus its further testing work in the most brittle members of the 1,200 foot thick Wolfcamp Shale interval.

Forest’s first horizontal well in the Wolfcamp Shale had an initial 24-hour production rate of 266 Boe/d (94% oil). Based on micro-seismic monitoring and production logging, it appears that only 10 of the 14 stages are contributing to this initial production rate. Subsequent to the drilling of this first horizontal well, multiple 3D seismic surveys have been obtained, which has and will be utilized in subsequent drilling and lateral placement.

The second horizontal well is currently being completed with a lateral length of 4,000 feet and 15 fracture stimulation stages and a third well is currently being drilled.

Permian Basin

In total, Forest has approximately 126,000 gross acres (114,500 net) prospective for oil in the Permian Basin. Acreage and currently expected well characteristics for Forest’s position in the Permian Basin are as follows:

	Wolfbone (Vertical)	Wolfcamp Shale (Horizontal)	Total
Gross Acreage Position (Acres)	68,500	57,500	126,000
Net Acreage Position (Acres)	63,000	51,500	114,500
Gross Prospective Drilling Locations	1,500	500	2,000
Drilling Costs (Gross $MM)	$4.0 - $5.0	$5.5 - $7.0
Estimated Ultimate Recovery (Gross MBoe)	200 - 300	300 - 400

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of, oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Vp - Corporate Planning and Investor Relations